UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 3, 2015

GENPACT LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Canon’s Court, 22 Victoria Street Hamilton HM 12, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2015, Genpact Limited (the “Company”) entered into an expense reimbursement agreement (the “Agreement”) with Bain Capital Partners, LLC (“Bain”).  As of the date of the Agreement, affiliates of Bain beneficially owned approximately 26% of the Company’s outstanding common shares.  The Agreement provides for the Company’s reimbursement of reasonable out-of-pocket expenses, namely travel expenses, incurred by employees of Bain in connection with certain financial, managerial, operational or strategic advice or other services provided to the Company by Bain since January 1, 2013, and as may be mutually agreed from time to time by the Company and Bain through the term of the Agreement, and for the Company’s indemnification of Bain, Bain Capital Investors, LLC and their respective affiliates and representatives, subject to the terms of the Agreement.  Any reimbursement is subject to the Company’s receipt of invoices supported by reasonable documentation pursuant to the terms of the Agreement.  The term of the Agreement runs until December 31, 2015, and automatically extends on such date and each December 31 thereafter for an additional year unless, subject to the terms of the Agreement, the Company or Bain chooses not to automatically extend the term.  In addition, the Agreement may be terminated at any time by either party.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits

10.1	Expense Reimbursement Agreement, dated as of March 3, 2015, by and among Genpact Limited and Bain Capital Partners, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENPACT LIMITED

Date: March 6, 2015	By:	/s/ Heather D. White
	Name:	Heather D. White
	Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Expense Reimbursement Agreement, dated as of March 3, 2015, by and among Genpact Limited and Bain Capital Partners, LLC